UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2012

Horiyoshi Worldwide Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53976	98-0513655
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3113 S. Grand Ave., Los Angeles, CA	90007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 221-7819

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2012, Raymond A. Catroppa resigned as secretary and chief financial officer of our company. Mr. Catroppa will remain as a member to our board of directors. Mr. Catroppa’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Catroppa’s resignation, we appointed Darren Takemoto as secretary and chief financial officer of our company to fill the ensuing vacancy, effective February 28, 2012.

Darren Takemoto

Mr. Takemoto has been a member to our board of directors since November 17, 2011.

Mr. Takemoto has extensive experience in accounting, auditing, and financial analysis that comes from the 8 years he has spent working with top firms in public accounting and capital markets such as Deloitte LLP, Gursey Schneider LLP, and Aria Partners G.P, LLC. In 2008, he received the designation of Certified Public Accountant (CPA) from the California Board of Accountancy. He holds a B.S. in Accounting from the University of Southern California and currently resides in Van Nuys, California.

We appointed Darren Takemoto as our secretary and chief financial officer due to his experience in finance and accounting.

There are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Takemoto had or will have a direct or indirect material interest which would be required to be reported herein.

There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIYOSHI WORLDWIDE INC.

/s/ Mitsuo Kojima
Mitsuo Kojima
President and Director

Date: February 28, 2012